Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-262033) and Form S-8 (File No. 333-227402) of First Western Financial, Inc. of our report dated March 16, 2021, with respect to the audited consolidated balance sheets of Teton Financial Services, Inc. and Subsidiary as of December 31, 2020 and 2019, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years then ended, and the related notes to the consolidated financial statements, which report appears in this Current Report on Form 8-K/A of First Western Financial, Inc.

FORTNER, BAYENS, LEVKULICH & GARRISON, P.C.

Denver, Colorado

March 10, 2022